SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 2)


                                    ICO, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449293109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ]  RULE 13d-1(d)

CUSIP No. 449293109                                            Page 2 of 9 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON

     Wynnefield Partners Small Cap Value, L.P.  13-3688497

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           599,613 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         599,613 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     599,613 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.4% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     PN

________________________________________________________________________________

CUSIP No. 449293109                                            Page 3 of 9 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON

     Wynnefield Partners Small Cap Value, L.P.I        13-3953291

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           797,410 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         797,410 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     797,410 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.2% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     PN

________________________________________________________________________________

CUSIP No. 449293109                                            Page 4 of 9 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)

     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           391,320 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         391,320 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     391,320 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
     SEE INSTRUCTIONS
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

________________________________________________________________________________

CUSIP No. 449293109                                            Page 5 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital Management, LLC 13-4018186

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,397,023 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,397,023 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,397,023 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
     (SEE INSTRUCTIONS)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)

________________________________________________________________________________


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I.

CUSIP No. 449293109                                            Page 6 of 9 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)

     Wynnefield Capital, Inc.   (No IRS Identification No.)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           391,320 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         391,320 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     391,320 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

     CO

________________________________________________________________________________


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).        Name of Issuer:

                  ICO, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  5333 Westheimer, Suite 600, Houston, Texas 77056

                  --------------------------------------------------------------

ITEM 2(a).        Names of Persons Filing:

                  Wynnefield Partners Small Cap Value, L.P. ("Partners")

                  --------------------------------------------------------------
                  Wynnefield Partners Small Cap Value, L.P. I ("Partners I")

                  --------------------------------------------------------------
                  Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")

                  --------------------------------------------------------------
                  Wynnefield Capital Management, LLC ("WCM")

                  --------------------------------------------------------------
                  Wynnefield Capital, Inc. ("WCI")

                  --------------------------------------------------------------


ITEM 2(b).        Address of Principal Business Office Or, If None, Residence:

                  450 Seventh Avenue, Suite 509, New York, NY 10123

                  --------------------------------------------------------------

ITEM 2(c).        Citizenship:

                  Partners and Partners I are Delaware Limited Partnerships

                  --------------------------------------------------------------
                  Fund and WCI are Cayman Islands Companies

                  --------------------------------------------------------------
                  WCM is a New York Limited Liability Company

                  --------------------------------------------------------------

ITEM 2(d).        Title of Class of Securities:

                  Common Stock, No Par Value

                  --------------------------------------------------------------

ITEM 2(e).        CUSIP Number:     449293109
                                    ---------

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

                  None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.           Ownership:

(a)  Amount beneficially owned by all reporting persons: 1,788,343 Shares

(b)  Percent of class: 7.1 % of Common Stock

(c)  Number of shares as to which the reporting persons have:

     (i)   sole power to vote or to direct the vote:
           1,788,343 Shares

     (ii)  shared power to vote or to direct the vote

     (iii) sole power to dispose or to direct the disposition:
           1,788,343 Shares

     (iv)  shared power to dispose or to direct the disposition

----

ITEM 5.  Ownership of five percent or less of a class.        Not applicable.

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this schedule are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.    Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 11, 2004

                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                           By:         Wynnefield Capital Management, LLC,
                                       General Partner

                                       By:  /s/ Nelson Obus
                                            ---------------------------------
                                            Nelson Obus, Co-Managing Member

                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                           By:         Wynnefield Capital Management, LLC,
                                       General Partner

                                       By:  /s/ Nelson Obus
                                            ---------------------------------
                                              Nelson Obus, Co-Managing Member

                           WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                           By:         Wynnefield Capital, Inc.

                                       By:  /s/ Nelson Obus
                                            ---------------------------------
                                                Nelson Obus, President

                           WYNNEFIELD CAPITAL MANAGEMENT, LLC

                           By:         /s/ Nelson Obus
                                       ---------------------------------
                                       Nelson Obus, Co-Managing Member

                           WYNNEFIELD CAPITAL, INC.

                           By:         /s/ Nelson Obus
                                       ---------------------------------
                                            Nelson Obus, President